EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of BabyUniverse, Inc. and its subsidiaries (collectively, the “Company”) of our report dated March 31, 2007 relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 and appearing in the Prospectus, which is part of the Registration Statement (No. 333-143765) on Form S-4.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
July 9, 2007